Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on December 22, 2010, by and between Gregory R. Blatt (“Executive”) and IAC/InterActiveCorp, a Delaware corporation (the “Company”), and is effective as of December 1, 2010 (the “Effective Date”).

WHEREAS, the Company now desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.          EMPLOYMENT. During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as the Chief Executive Officer of the Company.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report to the Reporting Person(s). For purposes of this Agreement, “Reporting Person(s)” shall mean the Chairman and Senior Executive of the Company (or, if the Company ceases to be the ultimate parent entity in its affiliated group of companies, the ultimate parent entity of the Company), so long as such individual is Barry Diller, and otherwise to the Company’s Board of Directors (or, if the Company ceases to be the ultimate parent entity of its affiliated group of companies, the board of directors of the ultimate parent entity of the Company). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Person(s), to the extent consistent with Executive’s position as Chief Executive Officer. Executive agrees to devote substantially all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s written policies as in effect from time to time; provided, however, that Executive may (i) serve on civic or charitable boards or committees and, with the consent of the Company’s Board of Directors, corporate board of directors unrelated to the Company (it being understood that for purposes of this Agreement the Company’s Board of Directors hereby consents to Executive’s membership on those corporate Boards of Directors on which Executive serves as of the Effective Date), (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, in each case so long as such activities, individually or in the aggregate, do not conflict or interfere with the performance of Executive’s duties under this Agreement, other than in any immaterial respect, or conflict with Executive’s obligations under Section 2 of the Standard Terms and Conditions attached hereto.

2A.          TERM. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”). Notwithstanding anything to the contrary in this Section 2A, Executive’s employment hereunder may be terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3A.          COMPENSATION.

(a)           BASE SALARY. During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $1,000,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time). The Base Salary may be increased from time to time in the discretion of the Company. For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)           EQUITY AWARDS.  In connection with the execution of this Agreement, the Company has granted to Executive (i) a stock option to purchase 750,000 shares of common stock of the Company, subject to the terms of the Stock Option Agreement attached hereto as Exhibit A-1 (the “2010 Option”) and (ii) restricted stock units with respect to a maximum of 375,000 shares of common stock of the Company, subject to the terms of the Restricted Stock Unit Agreement attached hereto as Exhibit A-2 (the “2010 RSUs”).

(c)           DISCRETIONARY BONUS AND EQUITY AWARDS. During the period that Executive is employed with the Company hereunder, (i) Executive shall be eligible to receive discretionary annual bonuses (payable at the same time as bonuses of other executives at the Company, but in no event later than March 15 of the year following the year with respect to which such bonuses are payable), as determined by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”), and (ii) Executive shall remain eligible for additional Company equity grants, as determined by the Compensation Committee. Any additional equity awards granted to Executive shall vest no earlier than the third anniversary of the Effective Date, other than as a result of accelerated vesting upon a qualifying termination of employment as provided in the applicable equity award agreement or in this Agreement.

(d)           BENEFITS. From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance, pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated senior executives of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)            Reimbursement for Business Expenses. During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated senior executives and in accordance with the Company’s policies as in effect from time to time.

(ii)           Vacation. During the period that Executive is employed with the Company hereunder, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated senior executives of the Company generally.

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(iii)          Travel. Executive shall be entitled to first class commercial travel and accommodations with respect to Executive’s business travel on behalf of the Company.

4A.          LOCATION.  The Company is headquartered in New York, New York, and its operating businesses are located in multiple locations across the United States. It is expected that Executive shall spend his professional time both at the New York headquarters and at the various businesses, and unless agreed upon otherwise, shall have an office at the Company’s headquarters in New York, at the office of Match.com, Inc. (“MatchCo”) in Dallas, TX, and at the Company’s office in Los Angeles, CA, and such offices and administrative support at the offices shall be commensurate with Executive’s position as Chief Executive Officer.

5A.          NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, overnight delivery by a nationally recognized carrier, facsimile transmission or PDF, in each case to the applicable address set forth below (or, if by facsimile transmission or PDF, to a facsimile transmission number or email account provided by the other party), and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attention: General Counsel

If to Executive:	At the most recent address for Executive on record at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

6A.          GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to its principles of conflicts of laws. Any dispute between the parties hereto arising out of or related to this Agreement will be heard exclusively and determined before an appropriate federal court located in the State of New York, or an appropriate New York state court, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of New York, that the Company is headquartered in New York City and that, in the course of performing duties hereunder for the Company, Executive shall have multiple contacts with the business and operations of the Company, as well as other businesses and operations in the State of New York, and that for those and other reasons this Agreement and the undertakings of the parties hereunder bear a reasonable relation to the State of New York. Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this

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Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

7A.          COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8A.          STANDARD TERMS AND CONDITIONS. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

9A.          SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)           The date of Executive’s “separation from service”, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”) (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes of determining the time of payment of any amount that becomes payable to Executive under this Agreement and under any Plan upon his termination of employment and that constitutes a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

(b)           To the extent any payment otherwise required to be made to Executive hereunder or under any Plan on account of his separation from service constitutes a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A, and Executive is a “specified employee” (within the meaning of Section 409A) as of the date of his separation from service, then such payment shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Executive’s separation from service for any reason other than death, or (ii) the date of his death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Executive or, if he has died, to his estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest on such delayed payments for the period of such delay computed at the then applicable borrowing rate of the Company as of the commencement of such delay. In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes, interest or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

(c)           To the extent permitted under Section 409A, the Company also agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive resulting from the failure of the terms of this Agreement or any Plan to comply with Section 409A or any operational failures to comply with the requirements of Section 409A in connection

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with any payments or benefits paid or provided to Executive under this Agreement or any Plan, provided that the steps so requested do not cause the Company to incur any additional costs (other than incidental costs) associated with taking such steps. Any modification to the terms of this Agreement or any Plan resulting from the immediately preceding sentence shall maintain the original intent and economic benefit to Executive of the applicable provision of this Agreement or such Plan, to the maximum extent reasonably possible without violating any applicable requirement of Section 409A and without requiring any additional payments to Executive.

(d)           To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement or under any Plan constitute “deferred compensation” under Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), (i) any such reimbursement shall be paid as soon as administratively practicable after the expense in question has been incurred and Executive has submitted to the Company the documentation required for the reimbursement of such expense, but in no event later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) Executive’s right to receive such reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for any other benefit.

(e)           In the case of any amounts payable to Executive under this Agreement, or under any Plan, that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation; provided, however, that in the case of any such amounts so payable under any Plan, the foregoing provision shall apply to the amounts so payable thereunder only if either (x) Executive first acquires a legally binding right to receive such amounts on or after the Effective Date, or (y) if he first acquired such right before such date, such Plan had a comparable separate payment designation provision in effect for the amounts so payable under the Plan either at the time Executive first acquired his legally binding right to such payments, or if later, on December 31, 2008.

(f)            For purposes of the foregoing, “Plan” shall mean any plan, program, agreement (other than this Agreement) or other arrangement maintained by the Company or any of its affiliates that is a “nonqualified deferred compensation plan” within the meaning of Section 409A and under which any payments or benefits are to be made or provided to Executive, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A after taking into account all exclusions applicable to such payments or benefits under Section 409A.

10A.       INDEMNIFICATION. The Company shall indemnify, defend and hold harmless Executive to the fullest extent permitted by applicable law in effect at the time of the subject act or omission, and shall advance to Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to the reimbursement of such fees and expenses), and Executive will be entitled to the protection of any insurance policies that the Company may elect to maintain

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generally for the benefit of its directors and officers (subject to the terms and conditions contained therein), against all liabilities, costs, charges and expenses incurred or sustained by him in connection with a Proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to a criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. For the purposes of this Section 10A, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that Executive is or was an officer, director or employee of Company or any of its affiliates or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company. This Section 10A shall not limit Executive’s rights to indemnification under the Company’s bylaws and the Company’s certificate of incorporation, as in effect from time to time.

11A.        Reduction of Certain Payments.  Notwithstanding anything to the contrary in this Agreement, in any other agreement between Executive and the Company or any plan maintained by the Company, if there is a Section 280G Change in Control (as defined in Section 11A(e)(i) below), the following rules shall apply:

(a)           Except as otherwise provided in Section 11A(c) below, if it is determined in accordance with Section 11A(d) below that any portion of the Contingent Compensation Payments (as defined in 11A(e)(ii) below) that otherwise would be paid or provided to Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code (“Excise Tax”), then such Contingent Compensation Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Contingent Compensation Payments after such reduction, as determined in accordance with the applicable provisions of section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section 11A(e)(iii) below).

(b)           If the Auditor (as defined in Section 11A(d) below) determines that any reduction is so required, the Payments to be reduced, and the reduction to be made to such Payments, shall be determined by the Auditor in its sole discretion in a manner which will result in the least economic cost to Executive, and if the reduction with respect to two or more Payments would result in equivalent economic cost to Executive, such Payments shall be reduced in the inverse chronological order of the dates on which such Payments were otherwise scheduled to be made to Executive, until the required reduction has been fully achieved.

(c)           No reduction in any of the Executive’s Contingent Compensation Payments shall be made pursuant to Section 11A(a) above if it is determined in accordance with Section 11A(d) below that the After Tax Amount of the Contingent Compensation Payments payable to Executive without such reduction would exceed the After Tax Amount of the reduced Contingent Compensation Payments payable to him in accordance with Section 11A(a) above. For purposes of the foregoing, (x) the “After Tax Amount” of the Contingent Compensation Payments, as computed with, and as computed without, the reduction provided for under Section 11A(a) above, shall mean the amount of the Contingent Compensation Payments, as so

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computed, that Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any medicare or other employment taxes, and any other taxes) imposed on such Contingent Compensation Payments in the year or years in which payable; and (y) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Contingent Compensation Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(d)           A determination as to whether any Excise Tax is payable with respect to Executive’s Contingent Compensation Payments and if so, as to the amount thereof, and a determination as to whether any reduction in Executive’s Contingent Compensation Payments is required pursuant to the provisions of Sections 11A(a) and 11A(c) above, and if so, as to the amount of the reduction so required, shall be made by no later than 15 days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) jointly selected by Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company.  The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.  The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to Executive and to the Company. .  The determinations made by the Auditor pursuant to this Section 11A(d) shall be binding upon Executive and the Company.

(e)           For purposes of the foregoing, the following terms shall have the following respective meanings:

(i)            “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder.

(ii)           “Contingent Compensation Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to Executive or for his benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the Change in Control) if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

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(iii)          “Excise Tax Threshold Amount” shall mean an amount equal to (x) three times Executive’s “base amount” within the meaning of section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.

[The Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on December 22, 2010.

IAC/InterActiveCorp

/S/ GREGG WINIARSKI
By: Gregg Winiarski
Title: Senior Vice President, General Counsel and Secretary

/s/ GREGORY R. BLATT
Gregory R. Blatt

STANDARD TERMS AND CONDITIONS

1.             TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)           DEATH. In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any Accrued Obligations (as defined in Section 1(f) below).

(b)           DISABILITY. If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall be unable to substantially perform Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice of a pending termination for Disability is provided to Executive by the Company (in accordance with Section 5A hereof), Executive shall not have been able to substantially perform Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination in a lump sum in cash (i) Executive’s Base Salary through the end of the month in which termination occurs, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations.

(c)           TERMINATION FOR CAUSE; TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Upon the termination of Executive’s employment by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (other than clause (iv) of the definition of Accrued Obligations, which shall not be paid to Executive) within thirty (30) days of such termination in a lump sum in cash. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of a fiduciary duty owed to the Company, provided, that the Reporting Person(s) determine(s), in the good faith discretion of the Reporting Person(s), that such material breach undermines the confidence of the Reporting Person(s) in Executive’s fitness to continue in his position, as evidenced in writing from the Reporting Person(s) (it being understood that the determination as to whether such material breach occurred is not in the good faith discretion of the Reporting Person(s)); (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof, provided, however, that in the event such material breach is curable, Executive shall have failed to remedy such material breach within ten (10) days of Executive having received a written demand for cure by the Reporting Person(s), which demand specifically identifies the manner in which the Company believes that Executive has materially breached any of the covenants made by Executive in Section 2 hereof; (iv) Executive’s continued willful failure to perform material duties required by this Agreement (other than any such failure resulting from incapacity due to physical or mental illness) following receipt of written notice signed by the Reporting Person(s) which specifically identifies the nature of such willful failure to perform and a reasonable opportunity to cure; (v) a material violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been disseminated to Executive or otherwise made generally available prior to such violation; and (vi) any act or omission which occurred prior to the Effective Date and which would have constituted “Cause” under any previous employment agreement between Executive and the Company (the “Previous Employment Agreements”).

(d)           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON. If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death, Disability or Cause, or if Executive terminates his employment hereunder prior to the expiration of the Term for Good Reason, then:

(i)            the Company shall pay to Executive an amount equal to the Base Salary Executive would have been paid for the balance of the applicable Term but in any event for no less than a twelve (12) month period, in the time and manner set forth below;

(ii)           the Company shall pay Executive within thirty (30) days after the date of such termination in a lump sum in cash any Accrued Obligations;

(iii)          all equity compensation awards set forth on Schedule A to this Agreement (the “Pre-Existing Awards”) that are outstanding and unvested at the time of such termination of employment immediately shall vest on the date of his termination of employment (his “Termination Date”), and with respect to any such awards other than stock options or stock appreciation rights, such awards shall immediately be settled, and any then-vested options of Executive included in such awards (including options vesting as a result of this Section 1(d)(iii)), shall remain exercisable through the date that is the later of (A) eighteen months following the date of such termination and (B) February 19, 2013, but in no event beyond the scheduled expiration date of such options; provided, however, that to the extent that any such equity awards constitute “non-qualified deferred compensation” within the meaning of Section 409A, such awards shall vest on Executive’s Termination Date, but only settle in accordance with their terms in effect as of immediately prior to the Effective Date under the applicable plan and award agreement;

(iv)          Executive’s options (the “MatchCo Options”) to purchase shares of common stock of MatchCo, $0.01 par value, the 2010 Options and 2010 RSUs shall vest and, in the case of the 2010 RSUs, be settled, to the extent provided in the applicable award agreements; and

(v)           any compensation awards of Executive based on, or in the form of, Company equity (e.g., restricted stock, restricted stock units, stock options or similar instruments), other than the Pre-

Existing Awards, the 2010 RSUs, the 2010 Options and the MatchCo Options, (A) that are granted to Executive after the Effective Date, (B) that are outstanding and unvested at the time of such termination of employment, and (C) that are scheduled to vest during the twelve month period immediately following Executive’s Termination Date, immediately shall vest on the Termination Date and with respect to equity awards other than stock options or stock appreciation rights, shall immediately be settled, and any such vested options to purchase Company stock (including options vesting as a result of this provision), shall remain exercisable through the date that is eighteen months following the date of such termination or, if earlier, through the scheduled expiration date of such options; provided that any such award with a vesting schedule that would, but for a termination of employment, have resulted in a smaller percentage (or none) being vested through the end of the twelve-month period described in clause (C) above than if it vested annually pro rata over its vesting period shall for purposes of this provision be treated as though it vested annually pro rata over its vesting period (e.g., if 100 RSUs were granted 2.7 years prior to the date of termination and vested annually over five years and 100 RSUs were granted 1.7 years prior to the date of termination and vested on the fifth anniversary of the grant date, then on the date of termination 20 RSUs from the first award and 40 RSUs from the second award would vest in the time and manner set forth above).  Notwithstanding the foregoing, (1) any amounts that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied, and (2) the terms of any future awards may be varied in the governing documents of such award.

The payment to Executive of the severance benefits described in this Section 1(d) (other than Accrued Obligations) generally (including any accelerated vesting) shall be subject to Executive’s compliance with the restrictive covenants set forth in Section 2 hereof.  Any severance benefits due to Executive pursuant to Section 1(d)(i) shall be paid in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect immediately prior to Executive’s Termination Date) over the course of the twelve (12) month period beginning on the first business day of the second month following the month in which Executive’s Separation from Service (as such term is defined below) took place (plus interest on the amount delayed from the date of termination to the date payment begins at the then applicable borrowing rate of the Company as of the commencement of such delay). Any severance benefits due to Executive pursuant to Section 1(d)(iii), 1(d)(iv) and 1(d)(v) shall vest and (with respect to awards other than stock options and stock appreciation rights) be paid/settled within 60 (sixty) days after the Termination Date.

For purposes of this Agreement, “Good Reason” shall mean actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation, the occurrence of any of the following without Executive’s prior written consent:  (A) requiring Executive to report to any person or persons that do not qualify as Reporting Person(s) under the terms of this Agreement, (B) a material diminution in title or the assignment of duties and responsibilities to, or limitation on duties of, Executive inconsistent with Executive’s position as Chief Executive Officer, excluding for this purpose any such instance that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, (C) Executive ceasing to be the Chief Executive Officer of the ultimate parent entity in the

Company’s affiliated group of companies, other than pursuant to a termination of Executive’s employment due to death, disability or Cause or a voluntary termination of employment without Good Reason, (D) any material reduction in Executive’s Base Salary, (E) requiring Executive’s principal place of business to be in a location other than Dallas, TX or New York, NY, (F) the failure of the Company (or, if the Company ceases to be the ultimate parent entity of its affiliated group of companies, the ultimate parent entity of the Company) to nominate Executive to stand for election to the Board of Directors of the Company (or, if the Company ceases to be the ultimate parent entity of its affiliated group of companies, the board of directors of the ultimate parent entity of the Company) or the removal of the Executive from the Board of Directors of the Company (or, if the Company ceases to be the ultimate parent entity of its affiliated group of companies, the board of directors of the ultimate parent entity of the Company), other than pursuant to a termination of Executive’s employment due to death, Disability or Cause or a voluntary termination of employment without Good Reason, or (G) any other action or inaction that constitutes a material breach by the Company of the Agreement or the agreements for the 2010 RSUs, the 2010 Options or the MatchCo Options; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance constituting “Good Reason” shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(e)           MITIGATION; OFFSET. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment. If Executive obtains other employment during the period of time in which the Company is required to make payments to Executive pursuant to Section 1(d)(i) above, the amount of any installment payments remaining to be made to Executive thereunder at the time such other employment commences shall be reduced, on a dollar for dollar basis, in the order of the scheduled dates of payment of such remaining installments (taking into account any delay in any installment payment required under Section 9A of the Agreement) by the amount of compensation received by Executive from such other employment on or prior to the scheduled date of payment of each such remaining installment. For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(i) above.

(f)            ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any unreimbursed business expenses; (iii) the value of any accrued and unused vacation days; (iv) any annual bonus payment allocated to or determined to be payable to Executive but not yet paid; and (v) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise scheduled to be paid at a later date pursuant to any deferred compensation arrangement of the Company to which

Executive is a party, if any (provided, that any election made by Executive pursuant to any deferred compensation arrangement that is subject to Section 409A regarding the schedule for payment of such deferred compensation shall prevail over this Section 1(f) to the extent inconsistent herewith).

(g)           NON-RENEWAL. If the Company does not renew this Agreement at the end of the Term then, provided Executive’s employment hereunder continues through the expiration date then in effect, effective as of such expiration date, Executive’s employment with the Company automatically will terminate and the Company and Executive shall have the same rights and obligations hereunder as they would if the Company had terminated Executive’s employment hereunder prior to the end of the Term for any reason other than Executive’s death, Disability or Cause.

(h)           RESIGNATION FROM ALL POSITIONS.  Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board of Directors of the Company, Executive shall immediately resign as of the Termination Date from all positions that he holds with the Company and any of its subsidiaries, including, without limitation, the Board of Directors of the Company and all boards of directors of any subsidiary of the Company or any parent company of the Company.  Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company.

2.                                       CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)         CONFIDENTIALITY. Executive acknowledges that, while employed by the Company, Executive has occupied and will occupy a position of trust and confidence. The Company has provided and shall provide Executive with “Confidential Information” as referred to below. Executive shall not, except as Executive in good faith deems appropriate to perform Executive’s duties hereunder or as required by applicable law or regulation, governmental investigation, subpoena, or in connection with enforcing the terms of this Agreement (or any agreement referenced herein) without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof or the terms of any previous confidentiality obligation by Executive to the Company) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s written request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates; provided, that, Executive may retain his personal effects, copies of documentation reasonably necessary for Executive to prepare his tax returns and documents relating to Executive’s compensation. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)         NON-COMPETITION. In consideration of this Agreement, and for other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment with the Company and for a period of (12) twelve months thereafter, or if longer, a number of months thereafter equal to the number of months of Base Salary continuation received pursuant to Section 1(d)(i), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Section 2(b), (i) a “Competitive Activity” means any business or other endeavor involving products or services that are the same or similar to products or services (the “Company Products or Services”) that any business of the Company is engaged in providing as of the date hereof or at any time during the Term, provided (A) such business or endeavor constituted at least 20% of the revenues of the Company during one of the two Company fiscal years immediately preceding the fiscal year in which Executive’s termination of employment with the Company occurs, and (B) such business or endeavor is in the United States, or in any foreign jurisdiction in which the Company provides, or has provided during the Term, the relevant Company Products or Services, and (ii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.  Notwithstanding anything else in this Section 2(b), (1) Executive may become employed by or provide services to a partnership, corporation or other organization that is engaged in a Competitive Activity so long as Executive has no direct or indirect responsibilities or involvement in the Competitive Activity, (2) Executive may own, for investment purposes only, up to five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System and if Executive is not otherwise affiliated with such corporation, (3) if Executive’s employment hereunder is terminated by the Company for any reason other than Executive’s death, Disability or Cause, or is terminated by Executive for Good Reason, then the restrictions contained in this Section 2(b) shall lapse, other than with respect to the “personals” business (which includes, without limitation, the business of MatchCo), with respect to which the restrictions contained in this Section 2(b) shall apply, and (4) Executive shall only be subject to the restrictions contained in this Section 2(b) to the extent the activity that would otherwise be prohibited by this Section 2(b) poses a reasonable competitive threat to the Company, which determination shall be made by the Company in good faith.

(c)           NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he possesses and will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries. Executive recognizes that the information he possesses and will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries in developing their respective businesses and in securing and retaining customers, and has been and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that, during Executive’s employment with the Company, and for a period of eighteen (18) months thereafter, Executive will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries (or any individual who was an employee of the Company or any of its subsidiaries at any time during the six (6) months prior to such act of hiring, solicitation or recruitment) for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company or any of its subsidiaries to any other person except within the scope of Executive’s duties hereunder. Notwithstanding the foregoing, Executive is not precluded from soliciting any individual who (i) responds to any public advertisement or general solicitation, or (ii) has been terminated by the Company prior to the solicitation.

(d)           NON-SOLICITATION OF BUSINESS PARTNERS. During Executive’s employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of the Company or its subsidiaries to cease doing business with the Company or any of its subsidiaries or to engage in any business competitive with the Company or its subsidiaries.

(e)           PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments are and shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates. “Employee Developments” means any discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours (including before the Effective Date). All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive has not acquired and shall not acquire any proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term or during Executive’s employment with the Company before the Effective Date. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns to the Company all such proprietary rights. Executive shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)            COMPLIANCE WITH POLICIES AND PROCEDURES. During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(g)           SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.             TERMINATION OF PRIOR AGREEMENTS/EXISTING CLAIMS/AUTHORITY. Except for any agreements relating to currently outstanding equity awards as of the date of this Agreement (which remain outstanding, but subject to the terms of this Agreement), this Agreement (and the agreements relating to the 2010 RSUs, the 2010 Options and the MatchCo Options) constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including the Agreement between the parties effective November 6, 2009, relating to employment at MatchCo. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. The Company represents that it has due authority to enter into this Agreement and has taken all necessary corporate action to enter into this Agreement and provide the compensation set forth herein.

4.             ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, other than Executive to his heirs and beneficiaries upon his death to the extent provided in this Agreement; provided that in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

5.             WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.             HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.             REMEDIES FOR BREACH. Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach. Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Agreement shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

8.             WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

9.             SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

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ACKNOWLEDGED AND AGREED:

Date: December 22, 2010

IAC/InterActiveCorp

/S/ GREGG WINIARSKI
By: Gregg Winiarski
Title: Senior Vice President, General Counsel and Secretary

/s/ GREGORY R. BLATT
Gregory R. Blatt